Exhibit 99.1

NEWS RELEASE

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY ANNOUNCES TENDER
OFFER AND CONSENT SOLICITATION

SAN FRANCISCO, January 10, 2005 — Del Monte Foods Company (the “Company”) announced today that its wholly-owned subsidiary Del Monte Corporation (“Del Monte”) has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $300 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2011 (CUSIP No. 245217AK0 ) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated January 10, 2005 (the “Offer to Purchase”).

The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer shall be (1) a price, calculated in accordance with standard market practice, intended to result in a yield to the earliest redemption date for the Notes (May 15, 2006) equal to the sum of (i) the yield to maturity of the applicable reference security (2.00% U.S. Treasury Note due May 15, 2006), as calculated by the dealer managers in accordance with standard market practice based on the bid-side price for such reference security as of 2:00 p.m., New York City time, on the second business day preceding the expiration time, and (ii) a fixed spread of 75 basis points, minus (2) an amount equal to the consent payment of $40.00 per $1,000 principal amount of Notes. Holders will also be paid accrued interest to, but not including, the settlement date. As of 2:00 p.m., New York City time, on January 7, 2005, the reference treasury yield was 3.005% and, based on such yield, the consideration for each $1,000 principal amount of Notes as calculated above would be $1,071.51, assuming a settlement date of February 8, 2005. In addition, Del Monte will pay a consent payment of $40.00 for each $1,000 principal amount of Notes tendered and consents delivered prior to 5:00 p.m., New York City time, on Monday, January 24, 2005, unless extended (the “Consent Time”). Holders that tender Notes after the Consent Time will not be eligible to receive the consent payment.

The Tender Offer will expire at 12:00 midnight, New York City time, on Monday, February 7, 2005 unless extended (the “Expiration Time”). Payment for Notes validly tendered and accepted for payment and not validly withdrawn will be made in same day funds one business day following expiration of the Tender Offer, or as soon thereafter as practicable. No consent payments will be made in respect of Notes tendered after the Consent Time. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time, except in limited circumstances. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to a number of conditions which are set forth in the Offer to Purchase, including without limitation, (i) holders of the Notes having delivered (and not revoked) by the Consent Time, consents representing not less than a majority in aggregate principal amount of the Subordinated Notes (excluding Notes owned by Del Monte, the Company or any of their affiliates), (ii) holders of the Notes having tendered (and not withdrawn) by the Expiration Time Notes representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by Del Monte, the Company or any of their affiliates ) and (iii) Del Monte shall have obtained debt financing on terms acceptable to Del Monte, as more fully described in the Offer to Purchase.

Del Monte has engaged Morgan Stanley and Banc of America Securities as Joint Dealer Managers and Solicitation Agents for the Tender Offer and Consent Solicitation. Persons with questions regarding the Tender Offer or the

Consent Solicitation should be directed to Morgan Stanley at 800-624-1808 (U.S. toll-free) or 212-761-1941 (collect), attention: Francesco Cipollone or Banc of America Securities at 888-292-0070 (U.S. toll-free) or 212-847-5834 (collect), attention: High Yield Special Products. Requests for documents should be directed to Georgeson Shareholder Communications, the Information Agent, at 800-377-9583 (U.S. toll-free) or 212-440-9800 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely by the Offer to Purchase.

Company Information and Forward Looking Statements

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ’n Bits®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time, Consent Time and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

CONTACTS:
	Brandy Bergman/Tracy Greenberger (Media) Citigate Sard Verbinnen (212) 687-8080	Tom Gibbons (Analysts) Del Monte Foods (415) 247-3382

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